Exhibit 99.1

DESCRIPTION OF THE CAPITAL STOCK OF

AMERICAN NATIONAL GROUP, INC.

The following is a summary of information concerning the capital stock of American National Group, Inc., a Delaware corporation (the “Company”). The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), and are entirely qualified by such documents, which are incorporated herein by reference.

Common Stock

Authorized Capital Shares. The Company is authorized to issue up to 50,000,000 shares of common stock, $0.01 par value per share.

Dividend Rights. The Company’s stockholders are entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the Company’s Board of Directors may determine from time to time. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, all shares of common stock are entitled to participate ratably with respect to dividends or other distributions paid to stockholders.

Voting Rights. Each share of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Stockholders may vote by proxy. The Company’s Board of Directors is not classified, and each Director is elected annually. Each Director shall be elected by the vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present, provided that if the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. The affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter shall be required to approve all other matters presented to stockholders at an annual or special meeting except as otherwise required by applicable law, the Certificate of Incorporation, the Bylaws, or the rules and regulations of any stock exchange applicable to the Company.

Liquidation Rights. If the Company is liquidated, dissolved or wound up, voluntarily or involuntarily, then, after payment of any debts and liabilities of the Company and the liquidation preferences on any outstanding preferred stock at the time, holders of the Company’s common stock would be entitled to share ratably in any assets of the Company available for distribution to stockholders.

Other Rights and Preferences. There are no preemption, redemption, or conversion rights applicable to the Company’s common stock. No shares of the common stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company. Moreover, the common stock is not subject to any restrictions on alienability nor to any discriminatory provisions against existing or prospective holders of the Company’s common stock. However, the rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Fully Paid. The issued and outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

The Company’s Board of Directors, without approval of the stockholders, is authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series. The Board of Directors is authorized to fix the powers, designations, preferences, and other rights, and any qualifications, limitations or restrictions on the shares of a series of preferred stock. These powers, designations, preferences, and other rights could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or other transaction. No shares of preferred stock are currently outstanding.

Anti-Takeover Provisions

Provisions of the Certificate of Incorporation, the Bylaws, and Delaware law could have the effect of delaying or preventing a third party from acquiring the Company, even if the acquisition would benefit the Company’s stockholders. These provisions may delay, deter or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to reduce the Company’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the Company’s outstanding shares, or an unsolicited proposal for the Company’s restructuring or sale of all or part of its business. Such provisions include the following:

•	The Certificate of Incorporation does not provide for cumulative voting;

•

Special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, a majority of the directors, or by the Secretary at the request, in writing, of stockholders owning a majority of the Company’s shares of outstanding voting stock;

•	Business at special meetings of the stockholders is limited to the purpose stated in the notice of the meeting;

•

The Bylaws establish advance notice requirements for submitting nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting, including requirements as to the content and timely provision of such a notice; and

•	The Company’s Board of Directors is authorized to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire the Company.

NASDAQ Listing

The Company’s common stock is listed on The NASDAQ Stock Market LLC under the ticker symbol “ANAT.”

Transfer Agent

The transfer agent for the Company’s common stock is Computershare Trust Company, N.A., 8742 Lucent Boulevard, Suite 300, Highlands Ranch, CO 80129.